Exhibit 10.16

COLONIAL BANK, FSB
GROUP TERM REPLACEMENT PLAN

THIS PLAN is made and entered into this 15th day of December, 2010, by COLONIAL BANK, FSB, a federally-chartered stock savings bank located in Vineland, New Jersey (the “Bank”) for the benefit of certain Participants selected to participate in this Plan (“Participant(s)”).  Any reference to the “Company” herein shall mean Colonial Financial Services, Inc., a Maryland corporation that holds the Bank as its wholly-owned subsidiary.

INTRODUCTION

The Bank wishes to attract and retain highly qualified executives.  To further this objective, the Bank is willing to divide the death proceeds of certain life insurance policies which are owned by the Bank on the lives of the participating executives with the designated beneficiary of each insured participating executive.  The Bank will pay the life insurance premiums from its general assets.

Article 1
Definitions

Whenever used in this Plan, the following terms shall have the meanings specified:

1.1           “Base Annual Salary” means the regular base annual salary of the Participant determined without regard to any items of variable or other compensation including, but not limited to bonuses, awards, special payments, commissions and incentive pay.

1.2           “Change of Control” shall mean, with respect to the Company or the Bank, a change in control of a nature that: (i) would be required to be reported in response to Item 5.01 of the current report on Form 8-K, as in effect on the date hereof, pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934 (the “Exchange Act”); or (ii) without limitation such a Change in Control shall be deemed to have occurred at such time as (a) any “person” (as the term is used in Sections 13(d) and 14(d) of the Exchange Act) is or becomes the “beneficial owner” (as defined in Rule 13d-3 under the Exchange Act), directly or indirectly, of securities of the Company representing 25% or more of the combined voting power of Company’s outstanding securities, except for any securities purchased by the Bank’s employee stock ownership plan or trust; or (b) individuals who constitute the Board on the date hereof (the “Incumbent Board”) cease for any reason to constitute at least a majority thereof, provided that any person becoming a director subsequent to the date hereof whose election was approved by a vote of at least three-quarters of the directors comprising the Incumbent Board, or whose nomination for election by the Company’s stockholders was approved by the same Nominating Committee serving under an Incumbent Board, shall be, for purposes of this clause (b), considered as though he were a member of the Incumbent Board; or (c) a plan of reorganization, merger, consolidation, sale of all or substantially all the assets of the Bank or the Company or similar transaction in which the Bank or Company is not the surviving institution occurs or is effected; or (d)  a tender offer is made for 25% or more of the voting securities of the Company and the shareholders owning beneficially or of record 25% or more of the outstanding securities of the Company have tendered or offered to sell their shares pursuant to such tender offer and such tendered shares have been accepted by the tender offeror.

1.3           “Compensation Committee” means either the Compensation Committee designated from time to time by the Bank’s Board of Directors or a majority of the Bank’s Board of Directors, either of which shall hereinafter be referred to as the Compensation Committee.

1.4           “Insured” means an individual whose life is insured.

1.5           “Insurer” means the insurance company issuing the life insurance policy on the life of the Insured.

1.6           “Participant” means an executive who is designated by the Compensation Committee as eligible to participate in this Plan (and whose name is thereafter set forth on Exhibit A), elects in writing to participate in the Plan using the form attached hereto as Exhibit B, and signs a Split Dollar Endorsement for the Policy in which the Participant is the Insured (Exhibit C).

1.7           “Policy” or “Policies” means the individual insurance policy or policies adopted by the Compensation Committee for purposes of insuring a Participant’s life under this Plan.

1.8           “Plan” means this instrument, including all amendments thereto.

1.9           “Termination for Cause” means that the Bank has terminated the Participant’s employment for, or the Executive terminates employment with the Bank in anticipation of being terminated for, any of the following reasons: personal dishonesty, incompetence, willful misconduct, any breach of fiduciary duty involving personal profit, intentional failure to perform stated duties, or the willful violation of any law, rule, or regulation (other than minor traffic violations or similar offenses) or final cease-and-desist order.

1.10          “Three Times Base Annual Salary” means the Base Annual Salary of the Participant determined at the date of the Participant’s death; or (2) if Section 2.4 applies, the date of the Participant’s termination of employment, multiplied by a factor of 3.

Article 2
Participation

2.1           Eligibility to Participate.  The Compensation Committee in its sole discretion shall designate from time to time Participants that are eligible to participate in this Plan.

2.2           Participation.  The eligible executive may participate in this Plan by executing an Election to Participate, a Split Dollar Endorsement for each Policy or Policies and by waiving any group term life insurance offered by the Bank in excess of $50,000 of coverage.  The Split Dollar Endorsement shall bind the Participant and his or her beneficiaries, assigns and transferees, to the terms and conditions of this Plan.   An executive’s participation in the Plan is limited to those Policies where he or she is the Insured.

2.3           Termination of Participation.  A Participant’s rights under this Plan shall cease and his or her participation in this Plan shall terminate if either of the following events occur: (i) the Participant’s employment with the Bank is terminated for reasons other than death or (ii) the plan is terminated per Article 8.  In the event that the Bank decides to maintain the Policy or Policies after the Participant’s Termination of Participation in the Plan, the Bank shall be the direct beneficiary of the entire death proceeds of the Policy or Policies.

2.4           Other Termination.  Notwithstanding Section 2.3, in the event that a Participant in this Plan is a party to an employment agreement with the Bank or the Company and such Participant has an involuntary termination other than for “Cause” or resigns for “Good Reason,” then the death benefit coverage set forth in Section 3.1 shall remain in effect for the period set forth in such employment agreement following such Participant’s termination of employment, unless this Agreement is otherwise terminated pursuant to its terms prior to such time.  For this purpose, “Cause” and “Good Reason” shall have the same meanings as under the employment agreement between the Bank and the Participant, as such may be amended from time to time.

Article 3
Policy Ownership/Interests

3.1           Participant’s Interest.  Unless or until the Participant’s rights under the Plan shall terminate as provided in Section 2.3, with respect to the Policy or Policies, the Participant or the Participant’s assignee shall have the right to designate the beneficiary of the following death benefit amounts:

(a)           Death Benefit.  If the Participant was employed by the Bank at the time of death, the death benefit shall be the lesser of: (i) Three Times Base Annual Salary in effect at his or her date of death, less $50,000 (from the Bank’s existing group term plan), or (ii) the Net Death Benefit.

(b)           Net Death Benefit.  The “Net Death Benefit” shall be the net amount at risk under the Policy or Policies covering the Participant’s life as of the Participant’s date of death. For purposes of this Plan, “net amount at risk” shall mean, as of any date, the difference between the cash surrender value of the Policy and the total proceeds payable under the Policy upon the death of the Insured.

3.2           Bank’s Interest. The Bank is the sole owner of the Policies and shall have the right to exercise all incidents of ownership.  The Bank shall be the beneficiary of the Policies to the extent of each Policy’s cash surrender value plus any death benefits remaining after applying those amounts explicitly assigned to the Participant’s beneficiary pursuant to Section 3.1 above.  In addition, the Bank may replace each Policy with a comparable insurance policy to cover the benefit provided under this Plan and the Bank and the Participant shall execute a new Split Dollar Endorsement for each new Policy.  Each new Policy or any comparable policy shall be subject to the claims of the Bank’s creditors.  Any Policies subject to this Plan shall be treated as “bank owned life insurance (“BOLI”) subject to the provisions and limitations set forth in the Interagency Statement on the Purchase and Risk Management of Life Insurance (OCC 2004-56).

Article 4
Premiums

4.1           Premium Payment.  The Bank shall pay all premiums due on all Policies, so long as the Bank chooses to maintain the Policies in force.

4.2           Economic Benefit.  The Bank shall determine the economic benefit attributable to the Participant based on the amount of the current term rate for the Participant’s age multiplied by the aggregate death benefit payable to the Participant’s beneficiary.  The “current term rate” is the minimum amount required to be imputed under Internal Revenue Service Notice 2002-8, or any subsequent applicable authority.

4.3           Imputed Income.  The Bank shall impute the economic benefit to the Participant on an annual basis.  Annually, the Insured will recognize a taxable benefit equal to the assumed cost of insurance required by the Internal Revenue Service (“IRS”), as determined from time to time.  The Bank (or its administrator) will timely report to the Insured the amount of such imputed income each year on IRS Form W-2 or its equivalent.

Article 5
Assignment

Any Participant may assign without consideration all interests in his or her Policy or Policies and in this Plan to any person, entity or trust.  In the event a Participant shall transfer all of his or her interest in a Policy or Policies, then all of that Participant’s interest in his or her Policy or Policies and in the Plan shall be vested in his or her transferee, who shall be substituted as a party hereunder, and that Participant shall have no further interest in his or her Policy or Policies or in the this Plan.

Article 6
Insurers

Each Insurer shall be bound only by the terms of their corresponding Policy.  Any payments an Insurer makes or actions it takes in accordance with a Policy shall fully discharge it from all claims, suits and demands of all persons relating to that Policy.  The Insurers shall not be bound by the provisions of this Plan.  The Insurers shall have the right to rely on the Bank’s representations with regard to any definitions, interpretations, or Policy interests as specified under this Plan.

Article 7
Claims Procedure

7.1           Claims Procedure.  Any person or entity (“claimant”) who has not received benefits under the Plan that he or she believes should be paid shall make a claim for such benefits as follows:

7.1.1           Initiation – Written Claim.  The claimant initiates a claim by submitting to the Bank’s Human Resource Manager a written claim for the benefits.

7.1.2           Timing of Bank Response.  The Bank shall respond to such claimant within 90 days after receiving the claim.  If the Bank determines that special circumstances require additional time for processing the claim, the Bank can extend the response period by an additional 90 days by notifying the claimant in writing, prior to the end of the initial 90-day period, that an additional period is required.  The notice of extension must set forth the special circumstances and the date by which the Bank expects to render its decision.

7.1.3           Notice of Decision.  If the Bank denies part or all of the claim, the Bank shall notify the claimant in writing of such denial.  The Bank shall write the notification in a manner calculated to be understood by the claimant.  The notification shall set forth:

(a)           The specific reasons for the denial;

(b)           A reference to the specific provisions of the Plan on which the denial is based;

(c)           A description of any additional information or material necessary for the claimant to perfect the claim and an explanation of why it is needed;

(d)           An explanation of the Plan’s review procedures and the time limits applicable to such procedures; and

(e)           A statement of the claimant’s right to bring a civil action under ERISA Section 502(a) following an adverse benefit determination on review.

7.2           Review Procedure.  If the Bank denies part or all of the claim, the claimant shall have the opportunity for a full and fair review by the Bank of the denial, as follows:

7.2.1           Initiation – Written Request.  To initiate the review, the claimant, within 60 days after receiving the Bank’s notice of denial, must file with the Bank’s Human Resource Manager a written request for review.

7.2.2           Additional Submissions – Information Access.  The claimant shall then have the opportunity to submit written comments, documents, records and other information relating to the claim.  The Bank shall also provide the claimant, upon request and free of charge, reasonable access to, and copies of, all documents, records and other information relevant (as defined in applicable ERISA regulations) to the claimant’s claim for benefits.

7.2.3           Considerations on Review.  In considering the review, the Bank shall take into account all materials and information the claimant submits relating to the claim, without regard to whether such information was submitted or considered in the initial benefit determination.

7.2.4           Timing of Bank Response.  The Bank shall respond in writing to such claimant within 60 days after receiving the request for review.  If the Bank determines that special circumstances require additional time for processing the claim, the Bank can extend the response period by an additional 60 days by notifying the claimant in writing, prior to the end of the initial 60-day period, that an additional period is required.  The notice of extension must set forth the special circumstances and the date by which the Bank expects to render its decision.

7.2.5           Notice of Decision.  The Bank shall notify the claimant in writing of its decision on review.  The Bank shall write the notification in a manner calculated to be understood by the claimant.  The notification shall set forth:

(a)           The specific reasons for the denial;

(b)           A reference to the specific provisions of the Plan on which the denial is based;

(c)           A statement that the claimant is entitled to receive, upon request and free of charge, reasonable access to, and copies of, all documents, records and other information relevant (as defined in applicable ERISA regulations) to the claimant’s claim for benefits; and

(d)           A statement of the claimant’s right to bring a civil action under ERISA Section 502(a).

Article 8
Amendments and Termination

8.1           Amendment or Termination of Plan. The Bank may amend or terminate the Plan at any time and may amend or terminate a Participant’s rights under the Plan at any time prior to a Participant’s death by written notice to the Participant.  Additionally, the Bank may sell, surrender, exchange, or transfer the insurance Policy or Policies purchased under this Plan at any time.  If the Bank decides to sell, surrender, transfer, or exchange the Policies while this Agreement is in effect, the Bank will first give the Participant or the Participant’s transferee the option to purchase the Policies for a period of 60 days from written notice of such intention.  The purchase price shall be an amount equal to the cash surrender value of the Policies.

8.2           Amendment or Termination of Plan Upon Change of Control.  Notwithstanding the provisions of section 8.1, in the event of a Change of Control occurring prior to the termination of this Plan, the Bank, or its successor, shall maintain in full force and effect each Policy that is in existence on the date the Change of Control occurs and shall not terminate or otherwise abrogate a Participant’s interest in the Policy or Policies, unless the Bank replaces the Policy or Policies with a comparable insurance Policy or Policies to cover the benefit provided under this Plan and the Bank and the Participant shall execute a new Split Dollar Endorsement.  The Policy or any comparable policy shall be subject to the claims of the Bank’s creditors.  This section 8.2 shall apply to all Participants in the Plan on the date the Change of Control occurs, including but not limited to a Participant whose employment is terminated as a result of a Change of Control.

8.3           Waiver.  A Participant may, in the Participant’s sole and absolute discretion, waive his or her rights under the Plan at any time.  Any waiver permitted under this section 8.3 shall be in writing and delivered to the Board of Directors of the Bank.

Article 9
Miscellaneous

9.1           Binding Effect.  This Plan, in conjunction with each Split Dollar Endorsement, shall bind each Participant and the Bank, their beneficiaries, survivors, executors, administrators and transferees and any Policy beneficiary.

9.2           No Guarantee of Employment.  This Plan is not an employment policy or contract. It does not give a Participant the right to remain an employee of the Bank, nor does it interfere with the Bank’s right to discharge a Participant.  It also does not require a Participant to remain an employee nor interfere with a Participant’s right to terminate employment at any time.

9.3           Applicable Law.  The Plan and all rights hereunder shall be governed by and construed according to the laws of the State of New Jersey, except to the extent preempted by the laws of the United States of America.

9.4           Notice.  Any notice, consent or demand required or permitted to be given under the provisions of this Plan by one party to another shall be in writing, shall be signed by the party giving or making the same, and may be given either by delivering the same to such other party personally, or by mailing the same, by United States certified mail, postage prepaid, to such party, addressed to his/her last known address as shown on the records of the Bank.  The date of such mailing shall be deemed the date of such mailed notice, consent or demand.

9.5           Entire Agreement.  This Plan, along with the Split Dollar Endorsement, constitutes the entire agreement between the Bank and the Participant as to the subject matter hereof.  No rights are granted to the Participant by virtue of this Plan other than those specifically set forth herein.

9.6           Administration.  The Compensation Committee of the Bank’s Board of Directors shall have all powers which are necessary to administer this Plan, including but not limited to:

(a)           Interpreting the provisions of the Plan, in its sole discretion;

(b)           Establishing and revising the method of accounting for the Plan;

(c)           Maintaining a record of benefit payments; and

(d)           Establishing rules and prescribing any forms necessary or desirable to administer the Plan.

9.7           Designated Fiduciary.  For purposes of the Employee Retirement Income Security Act of 1974, if applicable, the Bank shall be the named fiduciary and plan administrator under the Plan.  The named fiduciary may delegate to others certain aspects of the management and operation responsibilities of the Plan, including the employment of advisors and the delegation of ministerial duties to qualified individuals.

IN WITNESS WHEREOF, the Bank executes this Plan as of the date indicated above.

BANK:

COLONIAL BANK, FSB

By	/s/ Edward J. Geletka
President and Chief Executive Officer

EXHIBIT A

PARTICIPANTS SELECTED BY BOARD

Participant

Edward J. Geletka

L. Joseph Stella III

William F. Whelan

Richard Dapp

Jody Hirata

J. Steven Sammartino

Joseph Sidebotham

Michael Penk

Wheeler Fazenbaker

Tracy Jenkins

Vicki Cannizzaro

Tom Davies

EXHIBIT B

COLONIAL BANK, FSB
GROUP TERM REPLACEMENT PLAN

ELECTION TO PARTICIPATE

I, ______________________________, an eligible executive as determined in section 2.1 of COLONIAL BANK, FSB GROUP TERM REPLACEMENT PLAN (the “Plan”) dated December 15, 2010, hereby elect to become a Participant of the Plan in accordance with Section 2.2 of the Plan.  Additionally, I acknowledge that I have read the Plan document and agree to be bound by its terms and specifically waive any group term life insurance coverage otherwise available to me through Colonial Bank, FSB in excess of the first $50,000 of coverage.

Executed this _____________ day of ____________________, 201__.

Witness	Participant

EXHIBIT C

SPLIT DOLLAR ENDORSEMENT TO
COLONIAL BANK, FSB SPLIT DOLLAR AGREEMENT

ATTACHED TO POLICY NUMBER _______________
ON THE LIFE OF  ________________

The undersigned Owner requests that the above-referenced policy issued by _____________________________ (“Insurer”) shall provide for the following beneficiary designation and limited contract ownership rights to the Insured:

1.  Upon the death of the Insured, proceeds shall be paid in one sum to the Owner, its successors or assigns, to the extent of its interest in the policy.  It is hereby provided that the Insurer may rely solely upon a statement from the Owner as to the amount of proceeds it is entitled to receive under this paragraph.

2.  Any proceeds at the death of the Insured in excess of the amount paid under the provisions of the proceeding paragraph shall be paid in one sum to
_____________________________________________________________________________________________________________________________
PRIMARY BENEFICIARY, RELATIONSHIP/SOCIAL SECURITY NUMBER
____________________________________________________________________________________________________________________________.
CONTINGENT BENEFICIARY, RELATIONSHIP/SOCIAL SECURITY NUMBER

The exclusive right to change the beneficiary for the proceeds payable under this paragraph, to elect any optional method of settlement for the proceeds paid under this paragraph which are available under the terms of the policy and to assign all rights and interests granted under this paragraph are hereby granted to the Insured.  The sole signature of the Insured shall be sufficient to exercise said rights. The Owner retains all contract rights not granted to the Insured under this paragraph.

3.  It is agreed by the undersigned that this designation and limited assignment of rights shall be subject in all respects to the contractual terms of the policy.

4.  Any payment directed by the Owner under this endorsement shall be a full discharge of the Insurer, and such discharge shall be binding on all parties claiming any interest under the policy.

The undersigned for the Owner is signing in a representative capacity and warrants that he or she has the authority to bind the entity on whose behalf this document is being executed.

This endorsement rescinds and supersedes any/all prior endorsements for this policy.

Signed at _________________________________ on this _____ day of ____________, 201___.

INSURED:	OWNER:

COLONIAL BANK, FSB

Executive	By

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